Exhibit 12.1
                                                                       11/12/98

                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                 and the twelve months ended September 30, 1998




                                                                                                                      Twelve
                                                                                                                      Months
                                                                                                                       Ended
                                                                              Year ended December 31,               September 30,
                                                         =========================================================  ============
                                                           1993        1994        1995        1996          1997       1998
                                                         ------------------------------Thousands of Dollars---------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                     $608,050    $594,669    $628,304    $627,627     $645,449    $723,465
      Federal and state income taxes                      167,021     242,569     186,856     191,167      222,956     220,869
      Deferred  income taxes, net                          34,467     (32,536)     32,047      16,715      (12,879)      7,370
      Deferred  investment  tax credits                    (2,106)         (4)        (75)          -            -           -
      AFUDC - Debt funds                                    3,016       3,590       7,109       6,517        4,855       4,966
                                                         --------   ---------     -------   ---------    ---------   ---------
         Earnings as defined                             $810,448    $808,288    $854,241    $842,026     $860,381    $956,670
                                                         ========   =========     =======   =========    =========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                          $186,779    $180,182    $183,199    $171,689     $169,536    $185,413
   Interest on interim  obligations                         3,760       5,939      16,917      20,617       22,787      15,294
   Amort of debt disc, premium  and expense, net            8,999       9,655      20,270       9,520        9,657      42,480
   Other interest  charges                                 35,475      19,909      27,064      34,227       57,799      77,120
                                                         --------   ---------     -------   ---------    ---------   ---------
         Fixed charges as defined                        $235,013    $215,685    $247,450    $236,053     $259,779    $320,307
                                                         ========   =========     =======   =========    =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                          3.45        3.75        3.45        3.57         3.31        2.99

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Note:    The above figures have been adjusted to give effect to Alabama Power
         Company's 50% ownership of Southern Electric Generating Company.